Exhibit 99.1

Torrid Announces Planned Retirement of George Wehlitz, Chief Financial Officer, Following First Quarter of Fiscal 2022

CITY OF INDUSTRY, Calif., December 8, 2021 (BUSINESS WIRE) – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced that Chief Financial Officer, George Wehlitz, has made the decision to retire at the end of the first quarter of fiscal 2022. Mr. Wehlitz will remain in his role through the completion of the Company’s fiscal 2021 annual financial filings and will serve as an advisor to the Company following his retirement to ensure a smooth transition. Torrid is conducting a search for Mr. Wehlitz’s successor and will consider internal and external candidates.

“I want to thank George for his valuable contributions to our company’s success, including playing an important role in our separation from Hot Topic and our transition to a public company. The leadership team and I look forward to his ongoing support in the months ahead as we continue to execute our growth strategy,” said Liz Munoz, Chief Executive Officer of Torrid.

Mr. Wehlitz said, “I am extremely proud of our accomplishments during my tenure as CFO, including the recent milestone of becoming a public company. I am committed to working alongside Liz and the Torrid team to help ensure a seamless transition of the CFO role.”

About TORRID

TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Investors

ICR, Inc.

Jean Fontana

(646) 277-1214

IR@torrid.com

Media

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag/ Arielle Rothstein / Lyle Weston

(212) 355-4449